UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 23, 2011
CMSF CORP. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	1-12312 (Commission File Number)	95-3880130 (IRS Employer Identification No.)
980 Enchanted Way, Suite 201 A/B, Simi Valley, California 93065 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (805) 290-4977
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01.     Entry into a Material Definitive Agreement.

On May 23, 2011, CMSF Corp., a Delaware corporation (“CMSF”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Plures Technologies, Inc., a Delaware corporation (“Plures”).  Other parties to the Merger Agreement are RENN Universal Growth Investment Trust PLC, a public limited company registered in England and Wales and a stockholder of CMSF (“RENN Universal”), RENN Global Entrepreneurs Fund, Inc., a Texas corporation and a stockholder of CMSF (“RENN Global”), and CMSF’s newly formed, wholly owned subsidiary, Plures Acquisition Corp., a Delaware corporation (“Merger Sub”).

Plures, though its 95%-owned subsidiary, Advanced MicroSensors Corporation, is a semiconductor foundry with unique expertise and capabilities to develop and fabricate high quality, high margin micro-electro-mechanical-systems (MEMS) and spintronics solutions.  As a result of the Merger, Plures will become a wholly owned subsidiary of CMSF, and CMSF will become an operating company.

Pursuant to the Merger Agreement, Merger Sub will merge with and into Plures, with Plures being the surviving entity (the “Merger”).  The “Effective Time” of the Merger will be the time at which the Certificate of Merger and other appropriate or required documents prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law are filed with the Secretary of State of the State of Delaware.  The closing of the Merger is subject to the satisfaction of certain customary closing conditions set forth in the Merger Agreement, which conditions include the approval of the majority of the stockholders of Plures.

At the Effective Time of the Merger (i) Plures will succeed to and assume all the rights, liabilities and obligations of Merger Sub in accordance with the Delaware General Corporation Law, (ii) the Certificate of Incorporation and Bylaws of Plures as in effect at the Effective Time of the Merger will become the Certificate of Incorporation and Bylaws of Plures, the surviving corporation, (iii) each issued and outstanding share of common stock of Merger Sub will be converted into the right to receive one share of common stock of Plures, (iv) each issued and outstanding share of common stock of Plures will be converted into and represent the right to receive .914 of a share of common stock of CMSF, with stockholders of record of Plures as of the Closing Date (as defined in the Merger Agreement) being entitled to immediately receive 85% of the shares of CMSF common stock into which their shares of Plures common stock are converted (rounded to the nearest whole number), and the remaining 15% of shares of CMSF common stock (the “Holdback Shares”) into which their shares of Plures common stock are converted will not be issued at the closing of the Merger, but will be reserved for issuance by CMSF in accordance with the Merger Agreement, pursuant to which such Holdback Shares will be used to satisfy any indemnification obligations of the stockholders of Plures, and (v) certain convertible promissory notes issued by Plures to RENN Universal and RENN Global in the aggregate principal amount of $2 million will immediately convert into an aggregate of 1,282,527 shares of Series A Preferred Stock of CMSF, with the terms of such Series A Preferred Stock being set forth in the amended and restated certificate of incorporation of CMSF to be filed immediately prior to the Effective Time.  Upon the closing of the Merger, CMSF will change its corporate name to “Plures Technologies, Inc.”

The shares of CMSF common stock to be issued pursuant to the Merger Agreement in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended.  Upon completion of the Merger, CMSF and Plures, the surviving corporation, will maintain their principal offices at 4070 West Lake Road, Canandaigua, New York 14424.

After the closing of the Merger, 72.5% of CMSF’s outstanding common stock will be owned by the current stockholders of Plures, 20% of the stock will be owned by RENN Universal and RENN Global as a result of the conversion of their $2,000,000 in promissory notes, and 7.5% of the stock will be owned by the current stockholders of CMSF.  When taken together with their current holdings of CMSF, after the closing of the Merger RENN Universal will own 20.5% of the outstanding common stock of CMSF, and RENN Global will own 6.8%.  All numbers of shares set forth herein are based on a 400:1 common stock combination of CMSF to be effected prior to the Merger.

The foregoing description of the Merger Agreement is intended to be a summary and is qualified in its entirety by reference to such agreement, which is attached as Exhibit 10.1 and incorporated by reference as if fully set forth herein.

Section 9 - Financial Statements and Exhibits

Item 9.01       Financial Statements and Exhibits.

(d) Exhibits

Number	Exhibit
10.1
Agreement and Plan of Merger and Reorganization, dated May 23, 2011, by and among CMSF Corp., a Delaware corporation, Plures Acquisition Corp., a Delaware corporation, Plures Technologies, Inc., a Delaware corporation, RENN Universal Growth Investment Trust PLC, a public limited company registered in England and Wales, and RENN Global Entrepreneurs Fund, Inc., a Texas corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                            CMSF CORP.

                                         Date: May 25, 2011                                                                                 /s/ Stephen Crosson
                                                           Stephen Crosson, Chief Executive Officer

EXHIBIT INDEX

Number	Exhibit
10.1
Agreement and Plan of Merger and Reorganization, dated May 23, 2011, by and among CMSF Corp., a Delaware corporation, Plures Acquisition Corp., a Delaware corporation, Plures Technologies, Inc., a Delaware corporation, RENN Universal Growth Investment Trust PLC, a public limited company registered in England and Wales, and RENN Global Entrepreneurs Fund, Inc., a Texas corporation.